Exhibit 10.1
STAY BONUS AGREEMENT
     This Agreement is made as of                      by and between Wilsons The Leather Experts Inc., a Minnesota corporation (hereinafter, “Wilsons”) and                      (hereinafter, the “Employee”).
RECITALS
     A. Wilsons has determined that it is in the best interests of Wilsons to retain the services of the Employee, and
     B. Wilsons has determined to increase the likelihood of retaining the Employee by agreeing to make a bonus payment to the Employee if certain conditions are satisfied, and
     C. Wilsons desires to set out in writing the terms and conditions under which the bonus will be paid, and
     D. By signing this Agreement, the Employee is accepting the terms and conditions of the bonus.
     NOW, THEREFORE, the parties agree as follows:
1.	Bonus Payment. The bonus that is potentially payable to the Employee under this Agreement is $___ (hereinafter, the “Bonus Amount”), less applicable withholdings for taxes and other legally required amounts.
2.	Conditions for Payment of Bonus. The Employee will receive the Bonus Amount, provided the following conditions are satisfied.
a.	The Employee will be entitled to payment of the Bonus Amount if (i) the Employee is employed by Wilsons on July 6, 2007 (the “Retention Date”), or (ii) the Employee is terminated by Wilsons without Cause prior to the Retention Date. Payment of any Bonus Amount will be made as soon as is administratively feasible following the Retention Date.

b.	If the Employee becomes disabled while employed by Wilsons after the date hereof and remains so disabled until the Retention Date, the Employee will be deemed to be employed by Wilsons on the Retention Date, solely for purposes of applying subparagraph 2(a). To be “disabled” for purposes of this subparagraph 2(b), the Employee must be prevented from engaging in active employment by an illness or injury that meets the requirements for receiving benefits under the short term disability program sponsored by Wilsons during the period that program applies, and thereafter must meet the requirements for receiving disability benefits under the Social Security Act.

c.	If the Employee dies while employed by Wilsons during the period commencing on the date hereof through and including the Retention Date, the Employee will be deemed to have survived and continued in the employ of Wilsons through the Retention Date solely for purposes of applying subparagraph 2(a), but any Bonus Amount payable under such subparagraph shall be paid to the Employee’s estate.

3.	Incentive Plan. Any Bonus Amount payable to Employee pursuant to this Agreement shall be in addition to, and not in lieu of, any incentive award payable to Employee under Wilsons’ Corporate Leadership Team Incentive Plan.
4.	Not an Employment Contract. This Agreement does not constitute a contract of employment with Wilsons or guarantee that the Employee will remain employed by Wilsons for any particular period of time. Nothing in this Agreement changes the Employee’s status as an “at will” employee of Wilsons or interferes in any way with the right of Wilsons to terminate the Employee’s employment at any time, with or without Cause and with or without notice.
5.	Cause Definition. “Cause” shall mean:
a.	the commission by the Employee of any act of embezzlement against Wilsons or any of its subsidiaries;

b.	the conviction of the Employee of, or entry by the Employee of a guilty plea to, any felony which has a material adverse effect upon the business, operating results, financial condition or employee, supplier or customer relations generally of Wilsons and its subsidiaries, taken as a whole, or which precludes the Employee from performing her duties for at least 90 days;

c.	the conviction of the Employee of any crime involving dishonesty with respect to Wilsons (i) which was intended by the Employee to result in personal enrichment of the Employee at the expense of Wilsons or its subsidiaries or (ii) which has a material adverse effect upon the business, operating results, financial condition or employee, supplier or customer relations generally of Wilsons and its subsidiaries, taken as a whole;

d.	the absence by the Employee from employment with Wilsons for a period of more than 90 days after the date of this Agreement without the approval of the Board of Directors of Wilsons other than for vacations, illness, injury or disability; or

e.	willful misconduct by the Employee, which misconduct has not been cured within 20 days following notification thereof to the Employee (or if such misconduct is cured within 20 days after such notice of misconduct is received, but the same misconduct occurs again at any time thereafter).
6.	Assignment. Wilsons may in its sole discretion assign this Agreement to any entity or individual which succeeds to some or all of the business of Wilsons through merger, consolidation, a sale of some or all of the assets of Wilsons, or any similar transaction, provided that, unless all obligations of Wilsons under this Agreement shall become obligations of such successor as a matter of law, such successor expressly assumes all obligations of Wilsons under this Agreement and that no such assignment shall relieve Wilsons of any obligations under this Agreement. The Employee acknowledges that the services to be rendered by Employee to Wilsons are unique and personal, and that the Employee therefore may not assign any of Employee’s rights or obligations under this Agreement to anyone.
7.	Successors. Subject to Paragraph 6, the provisions of this Agreement shall be binding on the parties hereto, on any successor of Wilsons through merger, consolidation or any similar transaction or any assign of Wilsons pursuant to paragraph 6, and on Employee’s heirs or any personal representative of the Employee or the Employee’s estate.

8.	Governing Law. This Agreement shall be interpreted and enforced in accordance with the laws of the State of Minnesota, without giving effect to conflict of law principles.
9.	Amendment. This Agreement may be amended only in writing, signed by both parties.
     IN WITNESS HEREOF, the parties have executed this Agreement effective as of the date set forth above.

EMPLOYEE	WILSONS THE LEATHER EXPERTS INC.

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